Exhibit 19.1
Insider Trading and Information Confidentiality Policy

Policy

The purpose of this policy is to maintain the confidentiality of Sempra’s nonpublic information and nonpublic information about the companies Sempra does business with, and to promote compliance with securities laws.

Employees of Sempra and the Sempra Companies and members of Sempra’s Board of Directors (“Directors”) are obligated to maintain the confidentiality of nonpublic information regarding Sempra, the Sempra Companies and other companies doing business or involved in potential transactions with Sempra and the Sempra Companies that they obtain in the course of employment or service as a Director. They are prohibited from taking personal advantage of any such nonpublic information and from trading the securities of Sempra, any Sempra Company or any other company on the basis of material nonpublic information.

Confidentiality of Nonpublic Information
Nonpublic information regarding Sempra and the Sempra Companies is the property of Sempra and the Sempra Companies. It may be used only in connection with Sempra business and unauthorized disclosure is prohibited. Nonpublic information must not be publicly disclosed except by employees or Directors specifically authorized to do so. It should not be disclosed to anyone except to persons within Sempra and the Sempra Companies and advisors, in each case whose responsibilities require them to know the information. An employee of Sempra or a Sempra Company or a Director who receives any inquiry from outside Sempra or the Sempra Companies regarding nonpublic information should refer the inquiry to Sempra’s Investor Relations or Corporate Communications Departments. These departments are responsible for coordinating and overseeing the release of information in compliance with applicable laws and corporate policies. These restrictions on the use and disclosure of nonpublic information also apply to nonpublic information about other companies that employees or Directors may obtain in the course of employment or service as a Director.

Trading Securities
Trading Restrictions
•     Insider Trading Prohibited
All employees of Sempra and the Sempra Companies and Directors are prohibited, subject to the limited exceptions set forth in the Exceptions to Trading Prohibitions section, from buying or selling (which includes gifting) any securities of such companies while having knowledge of material nonpublic information relating to such companies. They are also prohibited from buying or selling (which includes gifting) the securities of any other company while having knowledge of material nonpublic information regarding such other company that they have obtained in the course of employment or service as a Director. These prohibitions also apply to family members living in the same household as such employee or Director as well as entities controlled by such employee or Director. These trades violate not only corporate policy, but also insider trading laws that impose both civil and criminal penalties, including severe financial sanctions and possible imprisonment, upon violators. In addition, employees and Directors who provide material nonpublic information to others who trade may themselves be liable for unlawful trading. Sempra officers and Directors are prohibited from pledging any securities of Sempra or the Sempra Companies.

•Hedging and Speculative Trading Prohibited
All employees of Sempra and the Sempra Companies and Directors are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra or any Sempra Company, whether granted to the employee or Director as part of their compensation or held directly or indirectly by the employee or Director. They are also prohibited from selling “short” any securities of such companies. These prohibitions also apply to family members living in the same household as such employee or Director as well as entities directly or indirectly controlled by such employee or Director.

•Gifting
In connection with its December 2022 adoption of amendments to the rules governing exempt trading plans (as discussed in the Exempt Trading Plans section), the U.S. Securities and Exchange Commission (“SEC”) took the position that a gift of securities could be viewed as a sale subject to the rules governing insider trading. As a result, in circumstances when the donor was aware of material nonpublic information about the issuer of the securities at the time of the gift of such securities, there could be a violation of insider trading laws if the donor knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of such material nonpublic information. In light of this new guidance, gifting of the securities of Sempra or any Sempra Company may not occur (i) when the donor is aware of material nonpublic information about the issuer of the securities and, (ii) with respect to Directors and employees subject to blackout periods as described in the Blackout Period Trading Prohibited section, during any such blackout period. These prohibitions also apply to family members living in the same household as such employee or Director as well as entities directly or indirectly controlled by such employee or Director.

Blackout Period Trading Prohibited
In addition to complying with the trading prohibitions set forth in the Trading Restrictions section, and subject to the limited exceptions set forth in the Exceptions to Trading Prohibitions section, Directors and certain designated employees who routinely have nonpublic information regarding Sempra’s quarterly financial results are prohibited from buying or selling (which includes gifting) any securities of Sempra or the Sempra Companies during a quarterly blackout period. The quarterly blackout period begins on the twentieth day of the last month of each calendar quarter and ends after the second, full trading day following Sempra’s public release of financial results for that quarter or the year then ended. Trading during a quarterly blackout period is prohibited for:

•All Sempra officers and Directors
•The CEO, President, and Principal Accounting, Financial and Legal officers of each principal Sempra Company
•Designated Accounting, Corporate Communications, Finance, Investor Relations and Legal Department employees
•Additional individuals designated by Sempra’s Chief Accounting, Financial or Legal officers

Employees and Directors who are subject to quarterly blackout period trading prohibitions will be advised in writing of the applicability of these prohibitions on a quarterly basis. During quarterly blackout periods, Sempra will not allow “cashless exercises” of stock options for employees and Directors subject to blackout period trading prohibitions except pursuant to pre-existing trading plans meeting the exemption requirements of the Exempt Trading Plans section.

In extraordinary circumstances, Sempra’s General Counsel or Chief Legal Officer may waive the blackout period trading prohibitions of this section (but not the prohibitions of the Trading Restrictions section) upon individual employee or Director request.

From time to time, Sempra’s General Counsel, Chief Legal Officer, or Associate General Counsel, in consultation with Sempra’s Chief Executive or Financial Officer, may determine to impose a blackout period applicable to certain select individuals upon the occurrence of events that are material to Sempra or the Sempra Companies and are known by only certain employees or Directors. The restrictions on “cashless exercises” of stock options described above would apply during these periods. Any employee or Director subject to an event-specific blackout period must not communicate its existence to any other person.

Trading Consultation Required for Sempra Officers and Directors
In addition to complying with the trading prohibitions set forth in the Trading Restrictions section and the Blackout Period Trading Prohibited section, Sempra officers and Directors and CEOs of the principal Sempra Companies are required to consult with Sempra’s General Counsel, Chief Legal Officer, or Associate General Counsel before buying, selling or otherwise transferring (including by gift or through a transfer into or out of a trust) any securities of Sempra or any of the Sempra Companies and before establishing any trading plan as described under the Exempt Trading Plans section below.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with the individual, and any action on the part of Sempra, Sempra’s General Counsel, Chief Legal Officer, Associate General Counsel or any other employee pursuant to this policy (or otherwise) does not in any way insulate an individual from liability under applicable securities laws or being in breach of this policy.

Exceptions to Trading Prohibitions
•Certain Benefit Plan and Other Transactions
The trading prohibitions set forth in the Insider Trading Prohibited section and the Blackout Period Trading Prohibited section do not apply to ongoing purchases under employee savings plans resulting from periodic contributions to the plans pursuant to payroll deduction elections and through ongoing dividend reinvestment. However, they do apply to (i) increases and decreases in savings plan contributions, (ii) transfers of savings plan investments into and out of the Sempra common stock fund, (iii) elections to borrow against an employee’s savings plan account if the loan will result in a liquidation of some or all of the employee’s Sempra common stock fund balance, and (iv) elections to pre‑pay a savings plan loan if the pre-payment will result in allocation of loan proceeds to the Sempra common stock fund. Sempra offers a direct stock purchase plan that is available to the public, including employees of Sempra and the Sempra Companies. The trading prohibitions described in this policy apply to direct stock purchase plan transactions in the same manner as they apply to any transactions in securities of Sempra or a Sempra Company held by an individual directly or in an individual’s brokerage account.

The trading prohibitions set forth in the Insider Trading Prohibited section and the Blackout Period Trading Prohibited section also do not apply to direct purchases from or sales to Sempra, including purchases of shares upon exercise of stock options and the withholding of shares by Sempra to which the participant would otherwise be entitled upon vesting to pay the applicable withholding taxes. However, they do apply to other sales of shares purchased upon exercise of stock options (including “cashless exercises” of stock options) and other sales of shares issued upon the vesting of any restricted stock units.

•Exempt Trading Plans
The SEC has adopted a rule that provides an affirmative defense from insider trading liability for buying or selling (which includes gifting) securities pursuant to a pre-existing contract, instruction or written plan that meets the requirements of the rule. The trading prohibitions of the Insider Trading Prohibited section and the Blackout Period Trading Prohibited section do not apply to trades under a plan that meets the requirements of the SEC rule and any additional requirements of this section.

An employee or Director may enter into an exempt trading plan only at a time when he or she does not have knowledge of material nonpublic information regarding Sempra or the Sempra Companies or any other company whose securities are to be traded. In addition, as a matter of company policy, employees and Directors who are subject to the blackout period trading prohibitions of the Blackout Period Trading Prohibited section may not enter into an exempt trading plan during any such blackout period.

To meet exemption requirements, the trading plan must either specify the amount, pricing and timing of trading transactions in advance or delegate discretion on these matters to an independent third party. Once an exempt trading plan is adopted, the employee or Director must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. An exempt trading plan must not effect trades of the securities subject to the plan until (a) if the plan is adopted by a Director or executive officer of Sempra, the later of (i) 90 days after its adoption, and (ii)

two business days following the disclosure of Sempra’s financial results in a Form 10-K or Form 10-Q for the quarter in which the plan was adopted, and (b) if the plan is adopted by any other person subject to this policy, 30 days after its adoption (the “cooling off period”).

Subject to certain limited exceptions, no person subject to this policy may have more than one exempt trading plan in effect at the same time, or more than one exempt trading plan effecting a single open-market trade in any 12-month period (the “overlapping trading plan restrictions”). One such exception allows for more than one exempt trading plan to be in effect at the same time if all trades under the earlier-commencing plan will have been completed and the cooling off period for the later-commencing plan (assuming such period begins upon completion of all trades under the earlier-commencing plan) will have elapsed before trades commence under the later-commencing plan.

An exempt trading plan may be cancelled or revoked at any time. However, to continue to meet SEC requirements, an exempt trading plan cannot be amended in any manner that affects the amount, pricing or timing of the trading transactions except at a time when the employee or Director could have entered into a new plan. Please note that a pattern of amending, cancelling or revoking a trading plan could be viewed as exercising inappropriate discretion and therefore should be done infrequently and only when absolutely necessary.

The cooling off period and the overlapping trading plan restrictions do not apply to any exempt trading plan entered into on or before February 27, 2023.

The SEC requires disclosure in Sempra’s periodic reports of the adoption or termination (including certain material modifications, which are considered a termination of the existing plan and adoption of a new plan) of exempt trading plans and certain other trading arrangements by any Director and executive officer of Sempra as well as the material terms of such arrangements, including the name and title of the person adopting or terminating the arrangement, the date of adoption or termination, the duration of the arrangement and the aggregate number of securities subject to the arrangement (but excluding pricing terms for trades to be made under the arrangement). As a result, all Sempra officers and Directors and CEOs of the principal Sempra Companies must notify Sempra’s General Counsel, Chief Legal Officer, or Associate General Counsel before adopting, modifying or terminating any trading plan to buy or sell (which includes gifts) securities of Sempra or any Sempra Company.

Definitions
Applicability – This policy applies to employees (including officers) of Sempra and all Sempra Companies and Directors. For business entities that are not subsidiaries of Sempra, the applicability of this policy or portions of it will be determined on a case-by-case basis by the appropriate management of the partially owned business entity or an entity accounted for using the equity method of accounting and the policy representative(s) referenced in this policy. Each individual subject to this policy is responsible for ensuring that he or she complies with this policy and that any of his or her family members living in the same household or entities he or she directly or indirectly controls also comply with this policy.

Associate General Counsel – The highest-ranking member of Sempra’s Legal Department primarily responsible for securities law compliance.

Chief Legal Officer or General Counsel – The highest-ranking officer holding responsibility over Sempra's Legal Department or, in the absence of any single highest-ranking officer holding responsibility over Sempra’s Legal Department, then any Deputy General Counsel.

Executive officer – An “officer” as defined in SEC Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Material” Information – Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, otherwise transfer or hold a security, or that there is a substantial likelihood that the disclosure would have been viewed by a reasonable investor as having significantly altered the total mix of information made available. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or any type of security. There is no bright-line standard for assessing materiality, but any information that could be expected to affect a company’s stock price should generally be considered material. Some examples of material information may include:

•Unpublished financial results
•Changes in dividend policies
•News of a pending or proposed merger or purchase or sale of significant asset(s)
•Significant exposure from actual or threatened litigation
•Significant changes in corporate objectives
•Offerings or repurchases of company equity securities (excluding benefit plan transactions) or stock splits or dividends
•Key information about significant new development projects, technologies and the like, depending on the importance of the information
•Actual or suspected cybersecurity incidents, depending on the significance of the incident

This list is only illustrative. Many other types of information may be material depending upon the circumstances.

“Nonpublic” Information – Information is “nonpublic” if it has not been widely disseminated in a manner making it generally available to investors such as through public filings by Sempra with the SEC or through broadly disseminated press releases by Sempra over a national wire service such as PR Newswire. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. The public disclosure of information via means that are not generally used by Sempra or the applicable Sempra Company to widely disseminate material information to the investing public, including posting via social media platforms or on a company’s public facing website or disseminating to company employees in an internal distribution, also would not constitute effective public dissemination.
In addition, even after a public announcement, for material information to become “public,” a reasonable period of time must elapse to permit the trading markets to absorb the information. Generally, two, full trading days following publication should elapse before considering material information to be public.

Sempra Company – A subsidiary or other entity as to which Sempra has majority ownership and control.